Exhibit 5.2

[Goodwin Procter LLP Letterhead]

August 9, 2011

Boston Properties, Inc.

The Prudential Center

800 Boylston Street, Suite 1900

Boston, MA 02199-8103

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated August 9, 2011 and included as Exhibit 5.1 to the Registration Statement on Form S-3ASR (the “Registration Statement”) filed on August 9, 2011 by Boston Properties, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing on August 9, 2011. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 9, 2011 by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. The Prospectus Supplement relates to the offering of 257,608 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”). The Shares may be issued from time to time by the Company to the extent that the holders of 257,608 common units of limited partnership interest (the “OP Units”) in Boston Properties Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of June 29, 1998, as amended (the “Partnership Agreement”), tender the OP Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered OP Units in exchange for the Shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinions expressed below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Shares, the total number of issued shares of Common Stock, together with the total number of shares of Common Stock reserved for issuance upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Certificate of Incorporation, as amended and then in effect.

Boston Properties, Inc.

August 9, 2011

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and when and to the extent issued in exchange for the OP Units as provided in the Partnership Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated August 9, 2011 which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP